Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER RESULTS

Comparable sales rose 13%, led by 95% online net sales increase year-over-year

18% year-over-year net sales decline driven by COVID-19 related store closures

Acquired 3.5 million new customers through our online channel, representing over 165% growth in new online customer acquisition year-over-year

Ended the quarter with $2.2 billion in cash and cash equivalents, an increase of over $1 billion versus prior quarter

SAN FRANCISCO – August 27, 2020 – Gap Inc. (NYSE: GPS), a collection of purpose-driven lifestyle brands including Old Navy, Gap, Banana Republic and Athleta, reported its financial results for the second quarter of fiscal year 2020, ending August 1. Gap Inc. is the largest specialty apparel company and the second largest apparel e-commerce business in the U.S.

Gap Inc. second quarter results improved meaningfully compared to the first quarter with online sales nearly doubling year-over-year as the company leveraged its omni capabilities through its scaled e-commerce platform. While nearly all stores were temporarily closed due to the COVID-19 pandemic at the start of the second quarter, the company worked to quickly reopen stores where permitted beginning early in the quarter using industry-leading safety measures for customers and employees. The company delivered positive operating income and improved its cash balance by over $1 billion compared to the first quarter, ending the quarter with a cash and cash equivalents balance of $2.2 billion.

“Our strong performance in the second quarter reflects the customer response to our brands, products and experiences, particularly as we’ve rapidly adapted to the changing environment. We nearly doubled our e-commerce business, with approximately 50% online penetration, demonstrating our ability to pivot to a digitally-led culture,” said Sonia Syngal, Chief Executive Officer, Gap Inc. “I’m confident that our purpose-driven lifestyle brands, size and scale, and advantaged digital capabilities are helping us win now and position us for growth in the future.”

Second Quarter Fiscal Year 2020 Results
Net sales were down 18% year-over-year, reflecting a 95% increase in online sales, offset by a 48% decline in store sales, which were impacted by partial closures during the quarter. During May, Gap Inc. began reopening stores previously closed as a result of the COVID-19 pandemic, with approximately 90% of its global fleet open as of August 1.

Second quarter fiscal year 2020 comparable sales were up 13%, driven by the strength of Gap Inc.’s scaled e-commerce business, which added over 3.5 million new customers during the quarter. The comparable sales calculation reflects online sales and comparable sales days in stores that have reopened.

Net sales and comparable sales by brand for the second quarter 2020 compared to the second quarter 2019 were as follows:

•
Old Navy Global: Net sales were down 5% reflecting an increase in online sales of 136%, offset by a 36% decline in store sales. Comparable sales were up 24%. Old Navy continued to experience meaningful acceleration in its online business as strong customer response to product was further bolstered by compelling and relevant digital marketing investment. As customers returned to stores, the brand’s off-mall and strip real estate locations, which make up approximately 75% of the brand’s fleet, ramped up more quickly than other formats and continue to be an advantage.

•
Gap Global: Net sales were down 28% reflecting an increase in online sales of 75%, offset by a 55% decline in store sales. Comparable sales were up 12%. As the brand’s fleet rationalization efforts continue, the brand remains focused on maximizing online demand through relevant marketing, improved execution and customer engagement.

•
Banana Republic Global: Net sales were down 52% reflecting an increase in online sales of 26%, offset by a 71% decline in store sales. Comparable sales were down 27%. Banana Republic continues to focus on taking action to adjust to consumer preferences and improve inventory mix as the shift to casual fashion during the stay-at-home requirements has left the brand’s work wear assortment disadvantaged.

•
Athleta: Net sales were up 6% reflecting an increase in online sales of 74%, partially offset by a 45% decline in store sales. Comparable sales were up 19%. The brand continues to benefit from the highly relevant values-driven active and lifestyle space in which it participates, further fueled by the brand’s deep customer engagement through its powerful omni-channel model.

Gross margin was 35.1%, a decline of 3.8 percentage points versus last year, as a result of increased shipping expense as online sales grew and the company leveraged its stores to fulfill strong online demand. Gross margin also reflects rent and occupancy deleverage from the impact of lost sales due to store closures, partially offset by lower promotional activity at Old Navy, Gap and Athleta.

Operating expenses were $1.1 billion, a decrease of $198 million versus last year, primarily due to a decrease in store payroll and benefits and other store expenses resulting from store closures during the quarter. As a percentage of net sales, operating expenses were 32.9%, an increase of 1.1 percentage points driven by lower net sales.

Operating income was $73 million or 2.2% of net sales.

During the quarter Gap Inc. completed the issuance of $2.25 billion of senior secured notes and redeemed $1.25 billion of previously issued unsecured notes. As a result, the company recorded a loss on extinguishment of debt of $58 million primarily related to the make-whole premium and incurred $56 million of net interest expense which reflects the higher principal and higher interest rates associated with the new debt.

The effective tax rate was negative 51.2%, reflecting changes in the estimated benefit associated with the enactment of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the impact of the company’s geographical mix of pre-tax earnings. The year-to-date effective tax rate was 23.5%.

Diluted loss per share was $0.17.

Balance Sheet
Gap Inc. ended second quarter fiscal year 2020 with $2.2 billion in cash and cash equivalents compared to $1.1 billion at the beginning of the quarter. Strong cash flow in the quarter reflected meaningful improvement in sales trends compared to the first quarter, as well as the benefit from measures the company implemented in the first quarter to strengthen its cash position in response to the global pandemic. These measures included securing new financing arrangements, realigning inventory purchases to expected demand, reducing expenses, suspending rent payments, extending payment terms, reducing headcount across its corporate functions, reducing capital expenditures, deferring its previously declared first quarter dividend, and suspending its quarterly cash dividend and share repurchases for the remainder of the fiscal year.

In addition to the financing mentioned above, the company also secured a $1.868 billion asset-based revolving credit facility that replaced its prior $500 million unsecured revolving credit facility. As of today’s earnings release, there have been no borrowings under the $1.868 billion facility and the company does not expect to access the facility in fiscal 2020.

Gap Inc. ended second quarter fiscal year 2020 with $2.2 billion in inventory, down about 4% year-over-year, reflecting the company’s focus on aligning inventory with customer demand. Excluding pack & hold inventory that is being held for introduction into the marketplace in the summer of 2021, ending inventory was down about 10%. Excluding pack & hold inventory, the company expects inventory to be down mid-single digits for the remainder of the fiscal year.

Gap Inc. believes it is in a solid financial position to navigate through the ongoing pandemic and continue investing in its business.

Gap Inc. ended the quarter with 3,814 store locations in 42 countries, of which 3,215 were company-operated. As part of its ongoing fleet optimization efforts to further advance its long-term strategic priority of a smaller healthier fleet, the company noted it now expects to close over 225 Gap and Banana Republic stores globally, net of openings, in 2020 with additional closures expected in 2021.

Cash Flow
Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was negative $295 million compared with positive $259 million last year, reflecting the impact of pandemic-related store closures offset by strong operating cash flow in the second quarter.

Please see the reconciliation of free cash flow, a non-GAAP financial measure, in the tables at the end of this press release.

Year-to-date capital expenditures were $208 million compared to $324 million last year. The company continues to expect capital spending to be approximately $300 million for fiscal year 2020.

2020 Financial Outlook
Given the high level of uncertainty in the current environment, the company is not providing fiscal year net sales or earnings outlooks at this time.

“Our strong financial position, healthy cash flow generation and our continued execution of initiatives to drive profitable growth provide the foundation to emerge from the crisis well-positioned to compete in a rapidly evolving marketplace,” said Katrina O’Connell, Chief Financial Officer, Gap Inc. “Recognizing the uncertainty ahead, we remain committed to amplifying our distinct advantages and leveraging our scale to capture share as demand recovers.”

Webcast and Conference Call Information
Tina Romani, Senior Director of Investor Relations at Gap Inc., will host a summary of the company’s second quarter fiscal year 2020 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Romani will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 9329686). International callers may dial 1-323-794-2078. The webcast can be accessed at investors.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: the expectation that our digital capabilities will position us for growth; the impact of off-mall, strip real estate, including traffic; continued rationalization of our store fleet, including a smaller, healthier fleet, particularly as it relates to Gap brand and Banana Republic specialty fleets; benefits from capital and expense actions; the expectation that we will not access our revolving credit facility in fiscal year 2020; inventory levels at the end of the second quarter and through the rest of fiscal year 2020; the benefit of holding select summer inventory until next year’s selling season; the sufficiency of our financial position to navigate the COVID-19 pandemic and invest in our business; our plan to close certain Gap and Banana Republic stores globally in 2020 and 2021; capital expenditures for fiscal year 2020; and the expectation that we are well positioned to gain market share from our competitors.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the overall global economic environment and risks associated with the COVID-19 pandemic; the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of our business in the United States and internationally; the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that failure to maintain, enhance and protect our brand image could have an adverse effect on our results of operations; the risk that the failure to manage key executive succession and retention and to continue to attract qualified personnel could have an adverse impact on our results of operations; the risk that our investments in customer, online, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation; the risk that a failure of, or updates or changes to, our information technology systems may disrupt our operations; the risks to our efforts to expand internationally, including our ability to operate in regions where we have less experience; the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations; the risk that foreign currency exchange rate fluctuations could adversely impact our financial results; the risk that comparable sales and margins will experience fluctuations; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial position or our business initiatives; the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition and results of operations; the risk that natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises, negative global climate patterns, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors; the risk that reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards could adversely affect our operating results and cash flows; the risk that the adoption of new accounting pronouncements will impact future results; the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 9, 2020, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 27, 2020. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2019 net sales were $16.4 billion. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Sandy Goldberg
(415) 427-3022
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	August 1, 2020	August 3, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,188	$1,177
Short-term investments	25	294
Merchandise inventory	2,242	2,326
Other current assets	882	770
Total current assets	5,337	4,567
Property and equipment, net	2,895	3,141
Operating lease assets	4,689	5,807
Other long-term assets	795	528
Total assets	$13,716	$14,043

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,629	$1,246
Accrued expenses and other current liabilities	1,124	908
Current portion of operating lease liabilities	856	946
Income taxes payable	40	34
Total current liabilities	3,649	3,134
Long-term liabilities:
Long-term debt	2,212	1,249
Long-term operating lease liabilities	5,179	5,644
Lease incentives and other long-term liabilities	423	391
Total long-term liabilities	7,814	7,284
Total stockholders' equity	2,253	3,625
Total liabilities and stockholders' equity	$13,716	$14,043

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales	$3,275	$4,005	$5,382	$7,711
Cost of goods sold and occupancy expenses	2,126	2,449	3,965	4,811
Gross profit	1,149	1,556	1,417	2,900
Operating expenses	1,076	1,274	2,588	2,302
Operating income (loss)	73	282	(1,171)	598
Loss on extinguishment of debt	58	—	58	—
Interest, net	56	11	71	25
Income (loss) before income taxes	(41)	271	(1,300)	573
Income taxes	21	103	(306)	178
Net income (loss)	$(62)	$168	$(994)	$395
Weighted-average number of shares - basic	374	378	373	378
Weighted-average number of shares - diluted	374	379	373	380
Earnings (loss) per share - basic	$(0.17)	$0.44	$(2.66)	$1.04
Earnings (loss) per share - diluted	$(0.17)	$0.44	$(2.66)	$1.04

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	August 1, 2020 (a)	August 3, 2019 (a)
Cash flows from operating activities:
Net income (loss)	$(994)	$395
Depreciation and amortization	256	277
Impairment of operating lease assets	361	—
Impairment of store assets	127	3
Loss on extinguishment of debt	58	—
Gain on sale of building	—	(191)
Change in merchandise inventory	(91)	(166)
Other, net	196	265
Net cash provided by (used for) operating activities	(87)	583
Cash flows from investing activities:
Purchases of property and equipment	(208)	(324)
Purchase of building	—	(343)
Proceeds from sale of building	—	220
Purchases of short-term investments	(59)	(150)
Proceeds from sales and maturities of short-term investments	325	146
Purchase of Janie and Jack	—	(69)
Other	2	—
Net cash provided by (used for) investing activities	60	(520)
Cash flows from financing activities:
Proceeds from revolving credit facility	500	—
Payments for revolving credit facility	(500)	—
Proceeds from issuance of long-term debt	2,250	—
Payments to extinguish debt	(1,307)	—
Payments for debt issuance costs	(61)	—
Proceeds from issuances under share-based compensation plans	12	17
Withholding tax payments related to vesting of stock units	(8)	(20)
Repurchases of common stock	—	(100)
Cash dividends paid	—	(183)
Net cash provided by (used for) financing activities	886	(286)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	1	(2)
Net increase (decrease) in cash, cash equivalents, and restricted cash	860	(225)
Cash, cash equivalents, and restricted cash at beginning of period	1,381	1,420
Cash, cash equivalents, and restricted cash at end of period	$2,241	$1,195
__________

(a)
For the twenty-six weeks ended August 1, 2020 and August 3, 2019, total cash, cash equivalents, and restricted cash includes $53 million and $18 million, respectively, of restricted cash primarily recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business and infrastructure. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	August 1, 2020	August 3, 2019
Net cash provided by (used for) operating activities	$(87)	$583
Less: Purchases of property and equipment (a)	(208)	(324)
Free cash flow	$(295)	$259
__________

(a)	Excludes purchase of building in the first quarter of fiscal 2019.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total
13 Weeks Ended August 1, 2020
U.S. (1)	$1,726	$473	$236	$328	$2,763
Canada	145	63	27	—	235
Europe	—	70	2	—	72
Asia	2	158	14	—	174
Other regions	8	19	4	—	31
Total	$1,881	$783	$283	$328	$3,275
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (2)	Other (4)	Total
13 Weeks Ended August 3, 2019
U.S. (1)	$1,794	$645	$530	$331	$3,300
Canada	148	85	53	—	286
Europe	—	131	4	—	135
Asia	11	201	23	—	235
Other regions	19	24	6	—	49
Total	$1,972	$1,086	$616	$331	$4,005
__________

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Banana Republic Global fiscal year 2019 net sales include Janie and Jack brand.

(3)
Primarily consists of net sales for the Athleta, Intermix and Hill City brands. Beginning in fiscal year 2020, Janie and Jack net sales are also included. Net sales for Athleta for the thirteen weeks ended August 1, 2020 were $267 million.

(4)
Primarily consists of net sales for the Athleta, Intermix, and Hill City brands as well as a portion of income related to our credit card agreement. Net sales for Athleta for the thirteen weeks ended August 3, 2019 were $252 million.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 1, 2020	26 Weeks Ended August 1, 2020		August 1, 2020
	Store Locations	Store Locations Opened	Store Locations Closed (1)	Store Locations	Square Feet (millions)

Old Navy North America	1,207	14	8	1,213	19.5
Old Navy Asia	17	—	17	—	—
Gap North America	675	2	66	611	6.5
Gap Asia	358	10	10	358	3.2
Gap Europe	137	3	11	129	1.1
Banana Republic North America	541	2	45	498	4.2
Banana Republic Asia	48	4	5	47	0.2
Athleta North America	190	8	2	196	0.8
Intermix North America	33	—	1	32	0.1
Janie and Jack North America	139	—	8	131	0.2
Company-operated stores total	3,345	43	173	3,215	35.8
Franchise	574	35	10	599	N/A
Total	3,919	78	183	3,814	35.8
__________

(1)	This represents stores permanently closed, not stores temporarily closed as a result of COVID-19.